Exhibit 99.1
Vivint Smart Home Grows New Subscribers by 20% while Accelerating Revenue Growth to 13%

First Quarter 2021 Highlights (vs. prior year period)

•New Subscribers grew by 20.1% to 60,127, a record high for the first quarter period
•    Total revenues increased by $40.1 million to $343.3 million, representing growth of 13.2%
•Net loss improved by $57.7 million to $87.4 million
•Adjusted EBITDAa increased by $27.2 million to $162.1 million
•Attrition rate improved to 11.8%, the lowest rate in nine quarters

Provo, UT – May 13, 2021 – Vivint Smart Home, Inc. (NYSE: VVNT), a leading smart home company, today reported financial and operating results for the first quarter ended March 31, 2021.
“Last year’s business momentum has carried into a good start to 2021, and we are pleased to report solid improvements in our key metrics year over year,” said Todd Pedersen, CEO of Vivint. “First quarter revenue growth accelerated to more than 13% to approximately $343 million. Adjusted EBITDA exceeded $162 million, up 20% from the prior year. We originated over 60,000 new smart home subscribers during the quarter which represented a growth rate of 20% vs. the previous year, driven by positive contributions from each of our major sales channels. As of March 31, Vivint had more than 1.7 million total subscribers, up more than 10% vs. the prior year. Notably, the last 12-month attrition rate improved for the fourth consecutive quarter and continues to exceed our expectations. Our LTM attrition rate for Q1 was the lowest in the past nine quarters, and I believe it speaks to the fact that our core value proposition, proven over two decades of reliably taking care of our customers and their families, is as relevant today as ever.”

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

Recurring and other revenue for the three months ended March 31, 2021 increased $40.1 million, or 13%, as compared to the three months ended March 31, 2020. The increase was primarily a result of:
•$31.2 million increase resulting from the change in Total Subscribers;
•$6.2 million increase from certain pilot programs; and
•$1.8 million increase from the change in AMRU.
The Company added 60,127 New Subscribers during the first quarter of 2021, an increase of 20% compared to 50,053 New Subscribers during the same period in 2020.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,
	2020	2020	2020	2020	2021
Total Revenues	$303.2	$303.9	$321.0	$332.4	$343.3
Net Loss	$(145.1)	$(156.8)	$(108.7)	$(184.6)	$(87.4)
Adjusted EBITDA(a)	$134.9	$150.6	$156.6	$146.5	$162.1
Adjusted EBITDA Margin	44.5%	49.6%	48.8%	44.0%	47.2%
LTM Covenant Adjusted EBITDA(a)	$683.5	$728.7	$771.2	$804.4	$823.8
LTM Covenant Adj EBITDA Margin	57.8%	60.4%	62.4%	63.8%	63.3%
New Subscribers(1)	50,053	107,980	126,847	58,554	60,127
Total Subscribers(1)	1,548,201	1,610,642	1,687,892	1,695,498	1,706,069
Total Monthly Service Revenue	$78.6	$80.3	$82.8	$83.0	$82.1
Avg Monthly Svc Revenue per User	$50.75	$49.83	$49.06	$48.95	$48.12
Total Monthly Revenue	$101.1	$101.3	$107.0	$110.8	$114.4
Avg Monthly Revenue per User	$65.27	$64.21	$64.20	$65.33	$67.24
Attrition Rate(2)	14.1%	13.7%	12.8%	12.4%	11.8%

(1) Excludes subscribers from sales pilot initiatives
(2) Attrition Rate is reported on LTM basis for each period end & excludes subscribers from sales pilot initiatives

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Costs and Expenses

Operating expenses for the three months ended March 31, 2021 increased by $13.4 million, or 16%, as compared to the three months ended March 31, 2020. Excluding an increase in stock-based compensation of $8.3 million, operating expenses increased by $5.1 million, or 6%, primarily due to increases of:
•$2.9 million in third-party contracted servicing costs,
•$2.4 million in equipment and related costs, and
•$1.2 million in information technology costs.
These increases were partially offset by a decrease of $1.7 million in personnel and related support costs.
Net Service Cost per Subscriber was $10.77 for the first quarter of 2021, which produced a Net Service Margin of 77.7%, as compared to Net Service Cost per Subscriber and Net Service Margin of $11.76 and 77.0%, respectively, for the same period in 2020.
Selling expenses, excluding capitalized contract costs, increased by $63.8 million, or 126%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. Excluding an increase in stock-based compensation of $58.5 million associated with equity awards granted during the three months ended March 31, 2021, selling expenses increased by $5.3 million, or 11%. This increase was primarily due to increases of:
•$3.3 million in marketing costs, and
•$2.3 million in personnel and related support costs.
This increase was partially offset by a decrease of $1.4 million in information technology costs.
The Company’s Net Subscriber Acquisition Costs per New Subscriber were $66 for the last twelve months ended March 31, 2021, as compared to $960 for the same period in 2020. The average proceeds collected at point of sale during the last twelve months ended March 31, 2021 increased to $2,067 per New Subscriber as compared to $1,174 for the same period in 2020.
General and administrative expenses increased $15.9 million, or 32%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. This included a $9.1 million increase in stock-based compensation primarily associated with grants of equity awards during 2020. Excluding stock-based compensation, general and administrative expenses increased by $6.8 million, or 15%. This increase was primarily due to increases of:
•$5.6 million in the loss contingency accrual recorded in the three months ended March 31, 2021 relating to certain legal matters, and
•$4.9 million in third-party contracted costs primarily for legal and finance services.
These increases were partially offset by decreases of:
•$4.9 million in provisions for bad debt and credit losses and
•$1.3 million in personnel and related support costs.
Net Loss, Adjusted EBITDA and Covenant Adjusted EBITDA

Net loss improved by $57.7 million to $87.4 million for the three months ended March 31, 2021, as compared to a net loss of $145.1 million for the same period in 2020. Adjusted EBITDA was up by $27.2 million to $162.1 million for the three months ended March 31, 2021, as compared to Adjusted EBITDA of $134.9 million for the same period in 2020. Covenant Adjusted EBITDA was $823.8 million for the LTM period ended March 31, 2021, as compared to Covenant Adjusted EBITDA of $683.5 million for the LTM period ended March 31, 2020.
Liquidity

As of March 31, 2021, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $590 million.

The Company received $10.8 million of proceeds from the exercise of approximately 0.9 million warrants during the three-month period ended March 31, 2021.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Covenant Adjusted EBITDA, was 3.1x as of March 31, 2021.

Financial Outlook

“The fundamental characteristics of our financial model remain highly attractive, particularly the contractual, recurring revenue that provides long-term visibility and predictability to our business,” said Dale R. Gerard, CFO of Vivint. “We are pleased with the strong start to the year, and we are reaffirming our original guidance for the full year as follows:
•We still expect to end 2021 with 1.80 to 1.85 million total subscribers;
•Our estimate for 2021 revenue continues to be $1.38 to $1.42 billion;
•And finally, we are affirming our 2021 Adjusted EBITDA guidance of between $640 and $655 million.”

A reconciliation of Adjusted EBITDA to Net Loss is not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliation, including Net Loss and adjustments that could be made for impairment charges, restructuring charges and the timing and magnitude of other amounts included in the reconciliation. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET / 3:00 p.m. MT today, May 13, 2021. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, http://investors.vivint.com/events-presentations/events/default.aspx.
Investors and participants can register for the telephonic version of the call in advance by visiting http://www.directeventreg.com/registration/event/8693877. After registering, instructions will be shared on how to join the call including dial-in information, as well as a unique passcode and registrant ID. At the time of the call, registered participants will dial in using the numbers from the confirmation email, and upon entering their unique passcode and ID, will be entered directly into the conference.
A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://investors.vivint.com/events-presentations/events/default.aspx. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at https://investors.vivint.com/home/default.aspx following the completion of the webcast and conference call.

About the Company

Vivint is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.7 million customers. For more information, visit https://www.vivint.com.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation the information under the heading “Financial Outlook” in this press release. These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in the Company's Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2021, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•the duration and scope of the COVID-19 pandemic;
•actions governments, the company’s counterparties, and the company’s customers or potential customers take in response to the COVID-19 pandemic;
•the impact of the pandemic and actions taken in response to the pandemic on the global economies and economic activity;
•the pace of recovery when the COVID-19 pandemic subsides;
•the impact of the COVID-19 pandemic on our liquidity and capital resources, including the impact of the pandemic on our customers and timing of payments, the sufficiency of credit facilities, and the company’s compliance with lender covenants;
•the ineffectiveness of steps we take to reduce operating costs;
•risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;
•the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;
•litigation, complaints, product liability claims and/or adverse publicity;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;
•adverse publicity and product liability claims;
•increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;
•cost increases or shortages in smart home and security technology products or components;
•the introduction of unsuccessful new Smart Home Services;
•privacy and data protection laws, privacy or data breaches, or the loss of data;
•the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan;
•risks related to our exposure to variable rates of interest with respect to its revolving credit facility and term loan facility; and
•our inability to develop and maintain an effective system of internal control over financial reporting.
In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.
Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Adjusted EBITDA Margin - is Adjusted EBITDA as a percent of revenue.
Covenant Adjusted EBITDA Margin - is Covenant Adjusted EBITDA as a percent of revenue.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings and cellular network maintenance fees for the period divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead); less upfront payments received from the sale of Products associated with the initial installation, and installation fees. Upfront payments reflect gross proceeds prior to deducting fees related to consumer financing of Products. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.
Lifetime Service Margin per New Subscriber - is Total Monthly Service Revenue/Total service RPU for New Subscribers less Net Service Cost per Subscriber multiplied by Average Subscriber Lifetime

LTV / Net SAC - is the Lifetime Service Margin per New Subscriber plus RIC equipment revenue per new subscriber, divided by Net Subscriber Acquisition Costs per New Subscriber including financing costs
Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended Mar 31,
	2021	2020
Revenues:
Recurring and other revenue	$343,293	$303,232
Costs and expenses:
Operating expenses	96,531	83,160
Selling expenses	114,541	50,723
General and administrative expenses	66,348	50,423
Depreciation and amortization	146,912	139,249
Restructuring expenses	—	20,941
Total costs and expenses	424,332	344,496
Loss from operations	(81,039)	(41,264)
Other expenses (income):
Interest expense	49,803	65,293
Interest income	(44)	(229)
Change in fair value of warrant liabilities	(29,103)	16,717
Other (income) expense, net	(14,559)	22,839
Total other expenses	6,097	104,620
Loss before income taxes	(87,136)	(145,884)
Income tax expense (benefit)	244	(788)
Net loss	$(87,380)	$(145,096)

VIVINT SMART HOME, INC. and SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Mar 31, 2021	Dec 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$274,344	$313,799
Accounts and notes receivable, net	66,985	64,697
Inventories	80,296	47,299
Prepaid expenses and other current assets	26,175	14,338
Total current assets	447,800	440,133

Property, plant and equipment, net	51,644	52,379
Capitalized contract costs, net	1,290,176	1,318,498
Deferred financing costs, net	1,567	1,667
Intangible assets, net	96,666	111,474
Goodwill	837,386	837,077
Operating lease right-of-use assets	50,486	52,880
Long-term notes receivables and other assets, net	57,534	62,510
Total assets	2,833,259	2,876,618
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	121,505	85,656
Accrued payroll and commissions	47,063	87,943
Accrued expenses and other current liabilities	233,020	247,324
Current portion of notes payable, net	9,500	9,500
Deferred revenue	334,154	321,143
Current portion of operating lease liabilities	12,062	12,135
Current portion of finance lease liabilities	3,208	3,356
Total current liabilities	760,512	767,057

Notes payable, net	2,814,574	2,816,100
Revolving credit facility	—	—
Finance lease liabilities, net of current portion	1,701	2,460
Operating lease liabilities	47,081	49,692
Warrant derivative liabilities	45,568	75,531
Deferred revenue, net of current portion	622,287	615,598
Other long-term obligations	124,948	121,235
Deferred income tax liabilities	557	2,168
Total liabilities	4,417,228	4,449,841
Total stockholders’ deficit	(1,583,969)	(1,573,223)
Total liabilities and stockholders’ deficit	2,833,259	2,876,618

VIVINT SMART HOME, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Mos. Ended Mar 31,
	2021	2020
Net cash used in operating activities	$(14,156)	$(32,869)
Net cash used in investing activities	(4,548)	(1,901)
Net cash (used in) provided by financing activities	(20,757)	161,661
Effect of exchange rate changes on cash	6	(351)
Net (decrease) increase in cash & cash equivalents	(39,455)	126,540

Cash and cash equivalents:
Beginning of period	313,799	4,549
End of period	$274,344	$131,089

Statement Regarding Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), certain financing fees, changes in the fair value of the derivative liability associated with our public and private warrants and certain other non-recurring expenses or gains.
During the first quarter of 2021, in connection with our re-assessment of our accounting for our public and private warrants, we updated our definition of “Adjusted EBITDA” to exclude the impact of changes in the fair value of the derivative liability associated with our public and private warrants. We do not consider changes in the fair value of the warrants to be directly attributable to our operations and we believe that excluding the impact of changes in the fair value of the warrants from our calculation of Adjusted EBITDA results in a metric that better reflects the results of our operations. Prior period disclosures of Adjusted EBITDA were updated to conform to our updated definition of Adjusted EBITDA.
Adjusted EBITDA is not defined under GAAP and is subject to important limitations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.
Management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.
Adjusted EBITDA and other non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

Covenant Adjusted EBITDA

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock-based compensation, changes in the fair value of the derivative liability associated with our public and private warrants and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our Notes, the credit agreement governing the 2025 Term Loan B and the credit agreement governing our revolving credit facility.
We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Notes, the credit agreements governing the revolving credit facility and the 2025 Term Loan B. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.
Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
See the following tables for quantitative reconciliations of Adjusted EBITDA and Covenant Adjusted EBITDA for historical periods to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,
	2020	2020	2020	2020	2021
Net loss	$(145.1)	$(156.8)	$(108.7)	$(184.6)	$(87.4)
Interest expense, net	65.1	54.5	51.0	49.9	49.8
Income tax (benefit) expense, net	(0.8)	0.9	0.2	2.5	0.2
Depreciation	5.7	5.2	4.9	4.4	4.1
Amortization (i)	133.6	135.0	139.1	142.9	142.8
Stock-based compensation (ii)	10.7	48.0	58.5	81.0	87.0
MDR fee (iii)	5.2	6.0	7.7	8.7	9.3
Loss contingency (iv)	—	—	10.0	13.2	—
Restructuring expenses (v)	20.9	—	—	—	—
Change in fair value of warrant derivative liabilities (vi)	16.7	62.2	1.0	29.4	(29.1)
Other expense (income), net (vii)	22.9	(4.4)	(7.1)	(0.9)	(14.6)
Adjusted EBITDA	$134.9	$150.6	$156.6	$146.5	$162.1

(i)Excludes loan amortization costs that are included in interest expense.
(ii)Reflects stock-based compensation costs related to employee and director stock incentive plans.
(iii)Costs related to some of the financing fees incurred under the Vivint Flex Pay program.
(iv)Loss contingency accrual relating to regulatory matters.
(v)Employee severance and termination benefits expenses associated with restructuring plans.
(vi)Reflects the change in fair value of the derivative liability associated with our public and private warrants.
(vii)Primarily consists of changes in our consumer finance program derivative instrument, foreign currency exchange, and other gains / losses associated with financings and other transactions

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	LTM Period Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,
	2020	2020	2020	2020	2021
Net loss	$(451.9)	$(492.8)	$(499.1)	$(595.2)	$(537.5)
Interest expense, net	261.3	250.0	235.7	220.5	205.2
Other expense (income), net	17.4	13.2	11.8	10.4	(26.9)
Income tax (benefit) expense, net	0.8	2.3	2.2	2.8	3.9
Restructuring expenses (i)	20.9	20.9	20.9	20.9	—
Depreciation and amortization (ii)	103.1	98.3	94.2	89.6	85.7
Amortization of capitalized contract costs	448.4	458.8	469.3	481.2	492.8
Non-capitalized contract costs (iii)	277.6	259.3	256.8	268.5	273.4
Stock-based compensation (iv)	13.7	60.8	118.1	198.2	274.5
Change in fair value of warrant derivative liabilities (v)	16.7	78.9	79.9	109.3	63.4
Other adjustments (vi)	65.1	63.0	72.3	86.6	77.9
Adjustment for change in accounting principle (Topic 606) (vii)	(89.6)	(84.0)	(90.9)	(88.4)	(88.6)
Covenant Adjusted EBITDA	$683.5	$728.7	$771.2	$804.4	$823.8

(i)Employee severance and termination benefits expenses associated with restructuring plans.
(ii)Excludes loan amortization costs that are included in interest expense.
(iii)Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)Reflects stock-based compensation costs related to employee and director stock incentive plans.
(v)Reflects the change in fair value of the derivative liability associated with our public and private warrants.
(vi)Includes certain items such as product development costs, Blackstone monitoring fee, loss contingencies, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.
(vii)Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Contact:

Nate Stubbs
VP, Investor Relations
801-221-6724
ir@vivint.com